Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2017, relating to the consolidated financial statements and financial statement schedule of SiteOne Landscape Supply, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended January 1, 2017.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 9, 2017